PCI RETAILER AGREEMENT

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
VENDOR:                                                    RETAILER:
PREMIUM CIGARS INTERNATIONAL, LTD.                         EXPRESS STOP, INC.
11259 East Via Linda, Suite #101-102                       2541 E. University
Scottsdale, Arizona 85259                                  Phoenix, Arizona 85034
602-657-0200 (OFFICE) 602-661-6026 (FACSIMILE)             602-267-1211 (office) 602-267-1973 (fax)
800-PCI-1001 (TOLL-FREE)
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Effective Date:   April 29, 1997.

         1. Term of Agreement. The initial term of this Agreement shall be for one (1) calendar year from the Effective Date (the "First Term").
Notwithstanding the foregoing, Vendor may terminate this Agreement for any reason and at any time upon fifteen (15) days' written notice to Retailer. Furthermore, Retailer may terminate this Agreement upon thirty (30) days' written notice to Vendor that Vendor has breached Vendor's obligations udder this Agreement and such breach is not cured by Vendor within fifteen (15) calendar days of Vendor's receipt of such notice from Retailer.

         2. General Retailer Obligations. Retailer agrees to use its best efforts during the term of this Agreement to actively promote, in all lawful ways and to the maximum extent possible, the marketing and sale of Vendor's products (the "Vendor Products") to Customers at each retail location of Retailer (each a "Retail Location"). Retailer shall conduct its operations at each Retail Location in a manner which shall not reflect adversely upon the reputation, quality or credibility of Vendor or the Vendor Products. Furthermore, in the event that Retailer becomes aware of any complaints, charges or claims concerning Vendor or the Vendor Products, Retailer shall immediately notify Vendor of such complaints, charges or claims. Retailer shall respond to such complaints only as directed by Vendor after consultation with Vendor. Retailer shall comply with all applicable federal, territorial, state and local laws and regulations in performing its duties hereunder. Retailer may market and sell tobacco and other products other than the Vendor Products so long as such other products are not sold in, on or from humidors or other containers or displays similar to or resembling humidors.

         3. Contact Person. Retailer shall provide Vendor with the name and phone number of the person responsible for communications with Vendor regarding this Agreement. Upon any change in the name or phone number of such person, Retailer shall notify Vendor in writing within five (5) calendar days of such change.

         4. Humidors. All Vendor Products shall only be displayed in and sold from humidors or other display units (each a "Vendor Humidor" and collectively "Vendor Humidors") provided or sold to Retailer by Vendor or an authorized distributor of Vendor Products (a "Vendor Distributor") pursuant to this Agreement. Either Vendor or a Vendor Distributor shall provide Retailer with the Vendor Humidors required for the sale of Vendor Products at each Retail Location. Neither Vendor nor the Vendor Distributor shall charge Retailer for the first Vendor Humidor required for each display position at a Retail Location (each a "First Vendor Humidor) and collectively "First Vendor Humidors").
Retailer shall be responsible for the case and maintenance of all Vendor Humidors placed in or at a Retail Location. Any and all damaged, lost or stolen Vendor Humidors shall be repaired or replaced by Vendor or a Vendor Distributor, with the cost of any such repairs or replacements being charged to and paid by Retailer. Any replacement of Vendor Humidors for which Retailer is charged shall be made at a cost equal to Vendor's * of such price. Notwithstanding the foregoing, any repair or replacement of a Vendor Humidor due to manufacturing defects or normal wear and tear shall be made by Vendor or a Vendor Distributor at no charge or cost to Retailer.

         5. Humidor Placement. Retailer agrees to have at least one (1) Vendor Humidor prominently displayed in full view of a primary traffic location.

         6. Products and Displays; Ownership. Only Vendor Products may be placed in, on or near Vendor Humidors or sold in, on, near or from Vendor Humidors. If any on-Vendor Products are sold in, on or from Vendor Humidors, Retailer shall pay to Vendor, in addition to any other damages available to Vendor under equity or law, the wholesale cost of any and all such non-Vendor Products so placed or sold. Retailer and each Retail Location shall display only Vendor provided or approved labels, displays or signs in, on or around the Vendor Humidors. All Vendor Humidors provided to Retailer pursuant to this Agreement, including replacements for damaged, lost or stolen Vendor Humidors, shall be and shall remain the property of Vendor. Upon the termination of this Agreement for any reason, Retailer shall return to Vendor, within thirty )30) calendar days of such termination, all Vendor Humidors provided to Retailer pursuant to this Agreement. Any and all costs of the return of Vendor Humidors pursuant to this
Section 6 shall be paid by Retailer.

         7. Payment. Retailer shall pay for all Vendor Products placed in a Vendor Humidor at each Retail Location. Such payment shall be made pursuant to the terms and conditions specified in the invoice for such Vendor Products provided to Retailer by either Vendor or a Vendor Distributor. Retailer shall be responsible for any late charges accruing on all payments due and owing pursuant to a Vendor Invoice.

         8. Retailer Warranties and Representations. Retailer acknowledges that its strict performance of the obligations of this Agreement is essential to the success of its distribution, sales and marketing of Vendor Products. Retailer, therefore, represents and warrants the following to Vendor: (i) Retailer, at all times, shall hold all necessary federal, state, territorial and local licenses and permits (the "Retailer Permits") required for the sale, distribution and marketing of Vendor Products to customers in accordance with applicable law;
(ii) each Retail Location shall, at all times, be properly licensed for the selling of Vendor Products and all such sales by each Retail Location shall comply with applicable law; (iii) there are no actions or proceedings pending or contemplated within the knowledge of Retailer that would in any way jeopardize any Retailer Permits; (iv) Retailer is in good standing under the laws of the state, territory and nation in which it is located, has all requisite corporate or organizational authority required to perform its obligations under this Agreement and has taken all corporate or organizational actions required for the performance of its obligations under this Agreement; and (v) Retailer's performance of its obligations under this Agreement will not violate any agreement or contract to which it is a party.

         9. Policies and Procedures. Retailer shall at all times conform with and carry out the sales and marketing programs and policies established by Vendor form time to time. Vendor expressly reserves the right to change such programs and policies at any time. Furthermore, except for any materials provided to Retailer by Vendor, any and all marketing or sales materials related to the Vendor Products must be approved in writing by Vendor prior to the use or distribution of such materials by Retailer. Retailer shall at no time engage in any unfair trade practices with respect to Vendor or the Vendor Products and shall make no false or misleading representations or claims with respect to Vendor or the Vendor Products. Retailer shall refrain from communicating any representations, guarantees or warranties with respect to the Vendor Products, except those expressly authorized by Vendor in writing or as set forth in written materials provided by Vendor.

* Confidential portions omitted and filed separately with the Commission.

         10. Independent Contractor. Vendor and Retailer specifically agree that, for all purposes hereunder, Retailer is, and shall be deemed to be, an independent contractor. Neither Retailer nor Retailer's employees, agents or representatives shall be deemed to be employees, agents, or representatives of Vendor, nor shall any of them have the power to enter into any contract, agreement or obligation on behalf of Vendor or to otherwise legally bind Vendor in any way, nor enlarge upon or extend any warranty or representation regarding Vendor Products beyond that made by the Vendor or the manufacturer of such products. Retailer shall also be further responsible for the collection, payment and reporting of any and all taxes required to be paid and/or reported by Retailer by any federal, state, territorial or local government, including, but not limited to, any and all sales, use, tobacco, employee, withholding, use and value added taxes.

         11. Related Products. During the term of this Agreement and any other period the Retailer sells or markets the Vendor Products, Retailer hereby agrees not to sell or market, either directly or indirectly, any cigars or cigar products, other than the Vendor Products, in, on or from humidors.

         12. Indemnification. Retailer agrees to and does hereby fully indemnify and hold harmless Vendor and any of Vendor's affiliates, successors, assigns, officers, directors, shareholders, employees and agents (collectively the"Indemnified Parties'), from and against any and all losses, damages, liabilities, obligations, judgments, settlements, costs and other expenses incurred or suffered by the Indemnified Parties by reason of the assertion of any claim or the institution of any litigation against them during the term of this Agreement or subsequent to its expiration or termination, which is directly or indirectly based upon or related to any acts or omissions of Retailer, Retailer's employees or agents, or which are directly or indirectly based upon or related to any breach by Retailer of this Agreement. Retailer shall assume the defense, at its sole expense, of any claim or litigation s to which it has an indemnification obligation hereunder. If Retailer fails to do so, the Indemnified Parties shall have the right to assume their own defense, and Retailer shall be obligated to reimburse the Indemnified Parties for any and all reasonable expenses (including, but not limited to, attorneys' fees) incurred in the defense of such claim or litigation, in addition to Retailer's other indemnity obligations hereunder.

         13. Disclaimer of Implied Warranties. Unless considered unenforceable or unlawful under applicable law, all implied warranties to any products sold by Vendor to Retailer, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES FOR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, are hereby disclaimed. Vendor liability, if any, to Retailer for alleged defective products shall, under any legal or equitable theory, be linked to repair or replacement of a product, at the sole option of Vendor, and shall in no event include damages of any kind, whether incidental, consequential or otherwise.

         14. Goodwill. Retailer agrees that it neither has, nor will acquire, any vested or proprietary right or interest with respect to the marketing and sale of Vendor Products, and that any such goodwill created or increased during the term of this Agreement shall be considered the property of Vendor.

         15. Agreement to Perform Necessary Acts. Each party to this Agreement agrees to perform any further acts reasonably required under the terms of this Agreement and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement. This Agreement, together with any exhibits, schedules and other documents contemplated hereby, constitute the final written expression of all of the agreements between the parties and is a complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by any party that differ in any way from the terms of this written Agreement, and the exhibits, schedules and other documents contemplated hereby, shall be given no force or effect.

         16. Governing Law; Attorney's Fees. This Agreement has been made and entered into in the State of Arizona and, subject only to applicable international law, shall be construed in accordance with the laws of the State of Arizona, United States of America, excluding its choice of law provisions. The parties agree that, subject only to applicable international law, the Courts of Arizona, including Maricopa County, Arizona Superior Court, shall be the proper and exclusive forum for any action relating to a dispute between the parties arising out of, or related to, this Agreement. Each party consents to the in personam jurisdiction of said court. The prevailing party in any dispute arising under this Agreement shall be entitled to receive its costs, fees and expenses, including attorneys' fees. Reasonable attorneys' fees shall be determined by the court and not a jury.

         17. Survival. Any obligation or agreement herein which has not been or cannot be fully performed prior to the termination or expiration of this Agreement shall survive such termination or expiration.

         18. Notices. The service of any notice provided for in this Agreement shall be complete and effective on the date such notice is placed in the United States Mail, certified or registered with return receipt requested, postage prepaid, and addressed to the respective parties as first written above.

         19. Section Headings. The section headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

         20. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been included in the Agreement.

         21. Binding on Successors and Assigns. Subject to the provisions herein, all covenants and agreements in this Agreement shall extend to and be binding upon the heirs, legal representatives and assigns of the respective parties hereto.

         IN WITNESS WHEREOF the parties hereby agree to the above and execute this Agreement as of the Effective Date.

"Vendor"                                           "Retailer"
"PCI Premium Cigars International"                 "Express Stop, Inc."



         /s/ Corey Lambrecht                                /s/ Sue Dines
------------------------------------               --------------------------
Corey Lambrecht, V.P. National Sales               Sue Dines, General Manager

* Confidential portions omitted and filed separately with the Commission.
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                              EXPRESS STOP - CIGARS

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2541 East University - Phoenix, Arizona 85034 - (602) 267-1211 -
                                                              Fax (602) 267-1973


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* Confidential portions omitted and filed separately with the Commission.